UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2006

CALPINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

Commission File Number: 001-12079

I.R.S. Employer Identification Number: 77-0212977

50 West San Fernando Street

San Jose, California 95113

Telephone: (408) 995-5115

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 — ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Amendment of Credit Agreement

On February 3, 2006, Calpine Corporation, a Debtor-in-Possession (the “Company”), and certain of its subsidiaries named therein (together with the Company, the “Loan Parties”), entered into an amendment (the “Amendment”), effective January 25, 2006, of the Revolving Credit, Term Loan and Guarantee Agreement (the “Credit Agreement”), dated as of December 22, 2005, among the Company, as borrower, the other Loan Parties, as guarantors, the lenders from time to time party thereto, Credit Suisse (“CS”) and Deutsche Bank Trust Company Americas (“DB”), as joint administrative agents, joint syndication agents and joint documentation agents, and Deutsche Bank Securities Inc. and CS, as joint lead arrangers and joint book runners. Certain terms of the Credit Agreement are described in the Company’s Current Report on Form 8-K dated December 22, 2005, and filed with the SEC on December 29, 2005.

The Credit Agreement was approved by the Bankruptcy Court by final order dated January 26, 2006. As a result of the Bankruptcy Court’s approval of the Credit Agreement, the full $2 billion revolving and term loan commitment became available to the Loan Parties, subject to certain conditions as set forth in the Amendment, including the completion of the Geysers Transaction. Until those conditions are satisfied, the maximum that the Company can borrow under the Credit Agreement remains at $500 million under the revolving commitment. The Company expects that the remaining conditions will be satisfied or waived, and the final closing of the Credit Agreement will occur, by the end of February 2006.

The Amendment, among other things, provides that the Company is permitted to withdraw the funds necessary to complete the Geysers Transaction, which includes the repayment of certain indebtedness associated with a leveraged lease and the reacquisition of title to the Geysers, from the revolving commitment. The Credit Agreement had originally provided that amounts necessary for the completion of the Geysers Transaction could be drawn only from the second priority term loan commitment. On February 3, 2006, the Geysers Transaction was consummated.

In addition, the Amendment finalized or clarified the provisions of the Credit Agreement, including certain covenants and definitions, including by adding a definition of EBITDA and providing the applicable interest coverage and leverage ratios required to be met with respect to the Geysers subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALPINE CORPORATION

	By:	/s/ Charles B. Clark, Jr.
Charles B. Clark, Jr.
Senior Vice President, Controller and Chief Accounting Officer

Date: February 9, 2006